EXHIBIT 10.5

THIS NOTE WAS ORIGINALLY ISSUED ON JULY 17, 2012, AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE ILLINOIS SECURITIES LAW OF 1953, AS AMENDED, AND IT MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT OR AN OPINION FROM COUNSEL SATISFACTORY TO THE BORROWER THAT SUCH REGISTRATION IS NOT REQUIRED. The transfer of such security is subject to the conditions specified in that certain Note and Warrant Purchase Agreement dated as of July 17, 2012 (as amended, restated or otherwise modified from time to time), by and between CTI Industries Corporation, an Illinois corporation, and BMO Private Equity (U.S.), Inc., a Delaware corporation.

This Note is subject to the terms of a Subordination and Intercreditor Agreement dated as of July 17, 2012 (as amended, restated or supplemented from time to time, the “Subordination Agreement”) between BMO Private Equity (U.S.), Inc., a Delaware corporation, and BMO Harris Bank N.A. (formerly known as Harris N.A.).

THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT AND, AS REQUIRED BY TREASURY REGULATION §1.1275-3(b)(1), INFORMATION REGARDING THE ISSUE PRICE, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE AND THE YIELD TO MATURITY MAY BE OBTAINED FROM THE ISSUER HEREOF AT 22160 N. PEPPER ROAD, LAKE BARRINGTON, ILLINOIS 60010.

SENIOR SECURED SUBORDINATED PROMISSORY NOTE

July 17, 2012	$5,000,000.00

FOR VALUE RECEIVED, CTI Industries Corporation, an Illinois corporation (referred to herein as the “Borrower”), hereby promises to pay to the order of BMO Private Equity (U.S.), Inc., a Delaware corporation, or its assignee (the “Holder”), the principal amount of Five Million and No/100 Dollars ($5,000,000.00) (the “Original Principal Amount”), together with interest thereon calculated from the date hereof (the “Date of Issuance”), in accordance with the provisions of this instrument (this “Note”). For purposes of this Note, the term “Principal Balance” shall mean an amount equal to (a) the Original Principal Amount minus (b) all payments of principal made by the Borrower from time to time pursuant to the terms of this Note.

This Note was issued pursuant to the terms of that certain Note and Warrant Purchase Agreement dated as of July 17, 2012 (as amended, restated or otherwise modified from time to time, the “Purchase Agreement”), by and between the Borrower and the Holder. This Note is the “Note” referred to in the Purchase Agreement. The Purchase Agreement contains terms governing the rights of the Holder of this Note and all provisions of the Purchase Agreement are hereby incorporated herein in full by reference. Except as otherwise indicated herein, capitalized terms used in this Note have the same meanings set forth in the Purchase Agreement.

1.	Payment of Interest. Except as otherwise expressly provided herein, the Principal Balance of this Note shall bear interest (computed on the basis of actual days elapsed in a 360-day year) at the rate of eleven and 50/100 percent (11.50%) per annum (“Current Interest”). Current Interest accruing on the Principal Balance of this Note shall be payable quarterly in arrears in accordance with the payment schedule on Exhibit A attached hereto and made a part hereof (assuming for purposes of Exhibit A that no portion of the Principal Balance of this Note is prepaid and that this Note is not accelerated prior to the Maturity Date). In addition, all accrued and unpaid Current Interest on this Note shall be paid upon the payment in full of the entire outstanding Principal Balance of this Note (whether on the Maturity Date or as a result of the acceleration of the maturity thereof), or if a prepayment of this Note is made, on the Principal Balance prepaid, and, if payment in full is not paid when due, thereafter on demand. Unless prohibited under applicable law, any accrued interest which is not paid on the date on which it is due and payable shall bear interest at the same rate at which interest is then accruing on the Principal Balance of this Note until such interest is paid. Any accrued interest which for any reason has not theretofore been paid shall be paid in full on the date on which the final principal payment on this Note is made. Interest shall accrue on any payment due under this Note until such time as payment therefor is actually delivered to the Holder.

2.	Payment of Principal on Note.

(a)	Scheduled Payment. The Principal Balance of this Note, plus accrued and unpaid interest, shall be payable in full on January 18, 2018 (the “Maturity Date”).

(b)	Optional Prepayments. Subject to the terms of Section 2(c) below, the Borrower, at its option, may prepay all or any portion of this Note on any scheduled quarterly payment date at a prepayment price of one hundred percent (100%) of the Principal Balance to be prepaid, plus accrued and unpaid interest to the prepayment date.

(c)	Prepayment Premium. The Borrower, at its option, may at any time and from time to time prepay all or any portion of the Principal Balance of this Note, in minimum increments of $500,000, plus (i) accrued and unpaid interest to the prepayment date and (ii) a prepayment fee calculated as follows:

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Prepayment Date	Prepayment Fee

Prior to July 17, 2013	3% multiplied by the principal amount prepaid
July 18, 2013 to July 18, 2014	2% multiplied by the principal amount prepaid
July 19, 2014 to July 19, 2015	1% multiplied by the principal amount prepaid
On or after July 20, 2015	No Fee

Except as provided herein and in the Purchase Agreement, this Note may not be voluntarily prepaid by the Company.

(d)	Notice of Prepayments. The Borrower shall give notice (which shall be irrevocable) to the Holder of this Note of each prepayment not later than 1:00 p.m. (Chicago time) on the Business Day that is not less than two (2) Business Days preceding the date of prepayment, specifying the aggregate Principal Balance to be prepaid and the prepayment date. Once any such notice has been given, the Principal Balance specified in such notice, together with all accrued and unpaid interest on the amount of each such prepayment to the date of payment, and any prepayment premium, shall become due and payable on such date of payment.

(e)	Mandatory Prepayments. The Borrower shall prepay this Note in full upon the occurrence of those events set forth in the Purchase Agreement requiring mandatory prepayment.

3.	Payment Schedule. Set forth as Exhibit A attached hereto is a schedule which reflects the amount of Current Interest payable quarterly and the Principal Balance of this Note at the beginning and at the end of each quarter during the term of this Note (assuming for purposes of Exhibit A that no portion of the Principal Balance of this Note is prepaid and that this Note is not accelerated prior to the Maturity Date). Upon any voluntary or mandatory prepayment of the Principal Balance, the Current Interest reflected on Exhibit A attached hereto shall be recomputed based upon the remaining Principal Balance. The Holder shall amend Exhibit A hereto to reflect such recomputation and deliver the same to the Borrower, and such amended Exhibit A shall constitute rebuttable presumptive evidence of the Principal Balance owing and unpaid on this Note and the interest accruing and payable thereafter under this Note. The failure to amend Exhibit A hereto or to deliver the same to the Borrower shall not, however, affect the obligations of the Borrower to pay the Principal Balance and all accrued and unpaid interest on this Note.

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4.	Transfer and Exchange; Replacement; Cancellation.

(a)	Transfer and Exchange.

(i)	Subject to the transfer conditions referred to in this Section 4 and in the legends endorsed hereon, this Note and all rights hereunder are transferable, in whole or in part, without charge to the Holder, upon surrender of this Note with a properly executed assignment in form and substance reasonably acceptable to the Borrower at the principal office of the Borrower.

(ii)	Upon surrender of this Note for transfer or for exchange, the Borrower, at its expense, will (subject to the conditions set forth herein and in the Purchase Agreement) execute and deliver in exchange therefor a new Note or Notes, as the case may be, as requested by the Holder or transferee, which aggregates the unpaid Principal Balance of such Note, issued as the Holder or such transferee may request, dated so that there will be no gain or loss of interest on such surrendered Note and otherwise of like tenor. The issuance of new Notes shall be made without charge to the Holder(s) of the surrendered Note for any issuance tax in respect thereof or other cost incurred by the Borrower in connection with such issuance.

(b)	Replacement. Upon receipt of evidence reasonably satisfactory to the Borrower (an affidavit of the Holder of this Note shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of this Note and, in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Borrower (provided that if the Holder is a financial institution or other institutional investor, its own agreement shall be satisfactory), or, in the case of any such mutilation, upon the surrender of this Note, the Borrower shall (at its expense) execute and deliver, in lieu thereof, a new Note of the same class and representing the same rights represented by such lost, stolen, destroyed or mutilated Note dated so that there will be no loss of interest on this Note.

5.	Payments. All payments to be made to the Holder of this Note shall be made by wire transfer to the Holder in lawful money of the United States of America in same-day available funds. Any payment received by the Holder of this Note after 1:00 p.m. (Chicago time) on any day will be deemed to have been received on the next following Business Day.

6.	Place of Payment. Payments of principal, interest, premium and other amounts shall be made by wire transfer of immediately available funds to the following account of the Holder hereof:

ABA No.: 071 000 288

Account No.: 181-570-3

Account Name: BMO Private Equity (U.S.), Inc.

Bank: BMO Harris Bank N.A., Chicago, Illinois

Attention: Doug Sutton

or to such other account or to the attention of such other Person as specified by the Holder in a prior written notice to either Borrower.

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7.	Business Days. If any payment is due, or any time period for giving notice or taking action expires, on a day which is not a Business Day, the payment shall be due and payable on, and the time period shall automatically be extended to, the next Business Day immediately following, and interest shall continue to accrue at the required rate hereunder until any such payment is made.

8.	Governing Law. This Note shall be governed and construed in accordance with the domestic laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

9.	Liabilities. In furtherance and not in limitation of the rights and remedies of the Holder of this Note hereunder or at law, the Holder of this Note may proceed under this Note against the Borrower in its absolute and sole discretion for any of the liabilities of the Borrower under this Note or any other liability or obligation of the Borrower arising hereunder.

10.	Events of Default. Upon the occurrence of any “Event of Default,” as described and specified in the Purchase Agreement, the Holder shall have all of the rights and remedies in accordance with, and as provided by, the terms of the Purchase Agreement. In addition, the Holder shall be entitled to recover from the Borrower any and all costs and expenses, including reasonable attorneys’ fees and court costs, incurred in enforcing its rights hereunder.

11.	Usury Laws. It is the intention of the Borrower and the Holder of this Note to conform strictly to all applicable usury laws now or hereafter in force, and any interest payable under this Note shall be subject to reduction to an amount not in excess of the maximum legal amount allowed under the applicable usury laws as now or hereafter construed by the courts having jurisdiction over such matters. If the maturity of this Note is accelerated by reason of an election by the Holder hereof resulting from an Event of Default, voluntary prepayment by the Borrower or otherwise, then the earned interest may never include more than the maximum amount permitted by law, computed from the date hereof until payment, and any interest in excess of the maximum amount permitted by law shall be canceled automatically and, if theretofore paid, shall at the option of the Holder hereof either be rebated to the Borrower or credited on the Principal Balance of this Note, or if this Note has been paid, then the excess shall be rebated to the Borrower. The aggregate of all interest (whether designated as interest, service charges, points or otherwise) contracted for, chargeable, or receivable under this Note shall under no circumstances exceed the maximum legal rate upon the Principal Balance of this Note remaining unpaid from time to time. If such interest does exceed the maximum legal rate, it shall be deemed a mistake and such excess shall be canceled automatically and, if theretofore paid, at the option of the Holder hereof either be rebated to the Borrowers or credited on the Principal Balance of this Note, or if this Note has been repaid, then such excess shall be rebated to the Borrower.

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12.	Section 163 of the Internal Revenue Code. Notwithstanding any other provisions contained in this Note, payments under this Note shall not be deferred beyond any date if deferral beyond such date would result in this Note being treated as an “applicable high yield discount obligation” under Section 163(e)(5) and Section 163(i) of the Code. The preceding sentence shall apply only to the extent necessary to achieve the objective herein described and shall apply only to amounts treated as interest or original issue discount under the Code.

13.	Note in Registered Form. This Note is in registered form within the meaning of that term under Section 163(f) of the Code. The Borrower shall keep at its principal executive office a register in which the Borrower shall provide for the registration and transfer of the Note. The Holder of this Note, at such Holder’s option, may in person or by duly authorized attorney surrender this Note for exchange at the principal office of the Borrower, accompanied by a written opinion of legal counsel who shall be reasonably satisfactory to the Borrower, addressed to the Borrower and reasonably satisfactory in form and substance to the Borrower’s counsel, to the effect that the proposed exchange may be effected without registration under the Securities Act of 1933, as amended, or under any applicable state securities laws, to receive in exchange therefor a new Note or Notes, as may be requested by such Holder, of the same series and in the same aggregate unpaid principal amount as the aggregate unpaid principal amount of the Note or Notes so surrendered. Each such new Note shall be dated as of the date to which interest has been paid on the unpaid principal amount of the Note or Notes so surrendered and shall be in such principal amount and registered in such name or names as such Holder may designate in writing.

[SIGNATURE PAGE FOLLOWS]

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Senior Secured Subordinated Promissory Note Signature Page

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by a duly authorized officer as of the date first written above.

CTI Industries Corporation

By:	/s/ Stephen M. Merrick
Name:	Stephen M. Merrick
Title:	Executive Vice President and
Chief Financial Officer

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EXHIBIT A

(See attached)

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